Exhibit 10.16 (b)
AMENDMENT TO
THE AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
               THIS AMENDMENT TO THE AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) by and between Mylan Inc. (the “Company”) and Robert J. Coury (the “Executive”), is made as of December 22, 2008.
               WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Executive Employment Agreement dated as of April 3, 2006 (the “Agreement”); and
               WHEREAS, the Company and the Executive wish to amend the Agreement as set forth below to comply with Section 409A of the Internal Revenue Code;
               NOW, THEREFORE, the Agreement is hereby amended as follows:
1.	The following sentence is hereby added to the end of Section 3(b) of the Agreement:
Such bonus shall be paid no later than March 15th of the year following the year in which the annual award is no longer subject to a substantial risk of forfeiture.
2.	In the first sentence of Section 8(c)(ii) of the Agreement, the phrase “for the remainder of the calendar year in which the Termination of Employment occurs and during the two succeeding calendar years,” is hereby deleted in its entirety and replaced with the following phrase:
“for three years following Termination of Employment,”
3.	The last sentence (set forth below) of Section 8(c)(ii) of the Agreement is hereby deleted in its entirety:
Upon publication of final treasury regulations under Section 409A of the Code, the Company and the Executive shall consider in good faith amendments to this Section 8(c)(ii) which are consistent with such final regulations and, if permitted, extend the period of coverage for all Employee Benefit Continuation Payments to a period of three years following Termination of Employment.
4.	The last sentence of Section 8(e) is hereby deleted in its entirety and replaced with the following:
“Disability” shall mean the Executive’s inability to perform the normal functions of a member of the Board or as Chief Executive Officer due to any medically determinable mental, physical or emotional impairment which can be expected to last for at least twelve (12) consecutive months.

5.	The following shall be added as a new Section 20 of the Agreement:
Conditions to Payment and Acceleration; Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under this Agreement until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Executive remits the related taxes.
6.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.
7.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN INC.
/s/ Rodney L. Piatt
By: Rodney L. Piatt
Title:	Chairman, Compensation Committee

/s/ Robert J. Coury
Robert J. Coury

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